Exhibit 10.2

PERFORMANCE AWARD AGREEMENT
GRANTED TO	GRANT DATE	AMOUNT OF AWARD	EMPLOYEE IDENTIFICATION NUMBER

[Name] [Street] [City], [State] [Postal]	__/__/20__	Target Cash Award: $ Target Unit Award: Units	[EID]

1.

The Grant. Apogee Enterprises, Inc, a Minnesota corporation (“the Company“), hereby grants to the individual named above (the “Employee”) as of the above Grant Date the right to receive: (i) the target dollar value specified above (the “Target Cash Award”) and (ii) the target number of units representing the right to receive shares of common stock of the Company specified above (the “Target Unit Award”) on the terms and conditions contained herein (together, the “Performance Award”). The dollar amount that may actually become payable, and the number of shares that may actually become issuable, may be between 0% and 200% of the target values specified above, depending on the extent to which the threshold, target or maximum performance levels of the performance goals are achieved.

2.

This Agreement. This agreement, together with Exhibit A and Exhibit B (collectively, the “Agreement”), sets forth the terms and conditions of the Performance Award. The portion of this Performance Award pertaining to the Target Unit Award is issued pursuant to the Apogee Enterprises, Inc. 2019 Stock Incentive Plan, as amended from time to time (the “Plan”), and subject to its terms.

3.

Performance Period. The “Performance Period” for purposes of determing the extent to which amounts will be paid under this Performance Award shall be fiscal year 20__ through and including fiscal year 20__.

4.	Performance Goals. The performance goals for purposes of determining the extent to which amounts will be paid under this Performance Award are set forth in the attached Exhibit B.

5.

Payment. Subject to the terms and conditions of this Agreement, the amount of cash to be paid (the “Cash Payment”) and shares to be issued (the “Share Payment”) to the Employee pursuant to this Performance Award will be based on whether and to what extent the threshold, target or maximum performance levels of the performance goals are achieved, as set forth in the attached Exhibit B and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. The Employee will not receive a payment pursuant to this Performance Award unless one or more performance goals is achieved at or above the threshold level. The determination of the payment amount will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period (or, in the case of a Change in Control (as defined in the Plan), after the Truncated Performance Period, as applicable), whether, and the extent to which, the performance goals have been achieved (the “Determination Date”). As soon as administratively feasible following the Determination Date (but in no event later than 75 days following the end of the Performance Period), the Company shall pay to the Employee any Cash Payment or Share Payment to which the Employee has become entitled.

6.

Termination of Employment. In the event the Employee’s employment is terminated prior to the end of the Performance Period, this Performance Award and any payment pursuant to this Agreement shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated under the circumstances described below.

In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of Retirement (as defined in the attached Exhibit A), Disability (as defined in the attached Exhibit A) or death, the Employee or the Employee’s estate, as applicable, shall be entitled to receive a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination) of the Cash Payment and Share Payment earned, if any, after the end of the Performance Period to the extent that the threshold, target or maximum performance level of the performance goals is achieved, as set forth in the attached

Exhibit B and as determined by the Committee in its sole discretion. In the event the Employee’s employment is terminated after the Performance Period by reason of Retirement, Disability or death, the Employee or the Employee’s estate, as applicable, shall be entitled to receive the Cash Payment and Share Payment earned (if not yet paid to the Employee). Any payment to be paid to the Employee pursuant to this paragraph shall be paid in accordance with paragraph 5 above.

7.

Recoupment. Employee acknowledges, understands and agrees that, notwithstanding anything to the contrary contained herein, any Cash Payment or Share Payment to which Employee is otherwise entitled (or which has been paid) is subject to forfeiture or recoupment, in whole or in part, at the direction of the Company’s Board of Directors (the “Board”) if, in the judgment of the Board, events have occurred that are covered by the Company’s Clawback Policy (as it exists on the date hereof, and as it may be amended from time to time by the Board, the “Clawback Policy”) and the Board further determines, in its sole discretion, that forfeiture or recoupment of all or part of the Cash Payment or Share Payment is appropriate under all of the circumstances considered by the Board. A copy of Clawback Policy may be obtained from the General Counsel upon the Employee’s request.

8.

Change in Control. If a Change in Control of the Company occurs during the Performance Period, then the Performance Period shall be deemed to end on the date of the Change in Control (the shortened Performance Period is referred to herein as the “Truncated Performance Period”). Payment amounts will be based on the extent of achievement of the threshold, target or maximum performance level of the performance goals, as adjusted for the Truncated Performance Period and determined by the Committee in its sole discretion. The Cash Payment and Share Payment to be paid to the Employee pursuant to this paragraph shall be paid in full in a single lump sum payment as soon as administratively feasible following the Determination Date (but in no event later than 60 days following the end of the Truncated Performance Period).

If a Change in Control of the Company occurs after the Performance Period, then the Employee shall be entitled to receive the Cash Payment and Share Payment earned (if not yet paid to the Employee) as soon as administratively feasible following the date of the Change in Control (but in no event later than 60 days following the date of the Change in Control).

9.

Restrictions on Transfer. Neither this Performance Award, nor any right with respect to this Performance Award under this Agreement, may be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

10.

Rights as Shareholder and Restrictions. Prior to the issuance of shares of common stock of the Company hereunder, the Employee shall not have ownership or rights of ownership of any shares underlying the Target Unit Award. However, the Employee shall accumulate an unvested right to dividend amounts on the Target Unit Award if cash dividends are declared on the underlying shares on or after the Grant Date. Each time a dividend is paid on shares, the Employee shall accrue an amount equal to the amount of the dividend payable on the number of units specified in the Employee’s Target Unit Award on the dividend record date (a “Dividend Equivalent”). The accrued Dividend Equivalent amounts shall be subject to the same vesting, forfeiture and payment terms in Sections 5 through 8 herein as if they had been awarded on the Grant Date. If the number of units actually vested differs from the Target Unit Award, the accrued Dividend Equivalent amount shall be trued up at payment if necessary to reflect the actual number of units vested. In all events, (i) the Employee shall not be entitled to Dividend Equivalents with respect to dividends declared prior to the Grant Date; and (ii) all Dividend Equivalent amounts accumulated with respect to units that do not vest and become payable shall also be irrevocably forfeited.

11.

Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of this Performance Award and the receipt of any payments pursuant to this Performance Award, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. The Company will satisfy any applicable tax withholding obligations arising from any payment of this Performance Award by withholding a portion of the cash or shares otherwise to be delivered equal to the amount of such taxes.

12.

Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that this Performance Award constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”), this Performance Award will not be payable or distributable upon a Change in Control unless the Company determines in good faith that the Change in Control meets the definition of a change in ownership or effective control (or change in ownership of a substantial portion of assets) in Section 409A(a)(2)(A)(v) of the Code and applicable guidance thereunder.

13.

Effectiveness; Acknowledgment. This Performance Award shall not be effective unless and until the Employee signs the form of Performance Award through DocuSign or such other electronic means prescribed by the

Company. By signing the Performance Award, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the prospectus related to the Plan.

ACKNOWLEDGMENT:		APOGEE ENTERPRISES, INC.

By:
EMPLOYEE’S SIGNATURE		[Name]
[Title]
DATE

DATE

EXHIBIT A

DEFINED TERMS USED IN THE

PERFORMANCE AWARD AGREEMENT

The following terms used in this Agreement have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Disability” shall mean any physical or mental condition which would qualify the Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate then employing the Employee.

“Retirement” shall mean the Employee’s termination of his or her employment relationship with the Company under such circumstances determined to constitute retirement by the Committee in its sole discretion.

A-1

EXHIBIT B

PERFORMANCE GOALS UNDER THE

PERFORMANCE AWARD AGREEMENT

Performance Goals for Three-Year Performance Period

(____________, 20__ – _____________, 20__)

Performance Goal	Weighting	Threshold	Target	Maximum

Payment Levels

●	The amount earned by the Employee for performance between the threshold, target and maximum performance levels will be linearly interpolated.

B-1